Exhibit (d)(37)

INVESTMENT SUB-SUBADVISORY AGREEMENT

Between

T. ROWE PRICE ASSOCIATES, INC.

and

T. ROWE PRICE INVESTMENT MANAGEMENT, INC.

This INVESTMENT SUB-SUBADVISORY AGREEMENT (“Agreement”) is dated as of March 7, 2022, by and between T. Rowe Price Associates, Inc. (the “Sub-adviser”), a corporation organized and existing under the laws of the State of Maryland, United States of America, and T. Rowe Price Investment Management, Inc. (the “Sub- Subadviser”), a corporation organized and existing under the laws of the State of Maryland, United States of America.

WHEREAS, the Sub-adviser has entered into an Investment Management Agreement dated as of the 28th day of January, 1999 (“Sub-Advisory Agreement”) with John Hancock Variable Trust Advisers, LLC (formerly known as John Hancock Investment Management Services, LLC), on behalf of Small Company Value Trust and Capital Appreciation Value Trust (the “Funds”), each a series of John Hancock Variable Insurance Trust (the “Trust”);

WHEREAS, the Funds are a separate series of the Trust and is engaged in business as an open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, the Sub-adviser is engaged principally in the business of rendering investment supervisory services and is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment adviser under the United States Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, the Sub-Subadviser is engaged in the business of, among other things, rendering investment supervisory services and is registered with the SEC as an investment adviser under the Advisers Act; and

WHEREAS, the Sub-adviser desires to retain the Sub-Subadviser to act as Sub-Subadviser to furnish certain investment advisory services to the Sub-adviser on behalf of the Funds, and the Sub-Subadviser is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:

1. Appointment. Sub-adviser hereby appoints the Sub-Subadviser as its investment Sub- Subadviser with respect to the Funds for the period and on the terms set forth in this Agreement. The Sub- Subadviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2. Duties of the Sub-Subadviser.

A. Investment Sub-advisory Services. Subject to the supervision of the Trust’s Board of Trustees (“Board”) and the Sub-adviser, the Sub-Subadviser shall act as the investment Sub-Subadviser and shall supervise and direct the Funds’ investments as specified by the Sub-adviser from time to time, and in accordance with the Funds’ investment objective(s), investment strategies, policies, and restrictions as provided in the Funds’ Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time (hereinafter referred to as the “Prospectus”), and such other limitations as the Funds or Sub-adviser may impose by notice in writing to the Sub-Subadviser. The Sub-Subadviser shall obtain and evaluate such information relating to the economy, industries, businesses, securities markets, and securities as it may deem necessary or useful in the discharge of its obligations hereunder and shall formulate and implement a continuing program for the management of the assets and resources of the Funds allocated to the Sub-Subadviser in a manner consistent with the Funds’ investment objective(s), investment strategies, policies, and restrictions. In furtherance of this duty, the Sub-Subadviser, on behalf of the Funds are authorized to:

(1) make discretionary investment decisions to buy, sell, exchange, convert, lend, and otherwise trade in any stocks, bonds, and other securities or assets;

(2) place orders and negotiate the commissions for the execution of transactions in securities or other assets with or through such brokers, dealers, underwriters or issuers as the Sub-Subadviser may select;

(3) vote proxies, exercise conversion or subscription rights, and respond to tender offers and other consent solicitations with respect to the issuers of securities in which Funds assets may be invested provided such materials have been forwarded to the Sub-Subadviser in a timely fashion by the Funds’ custodian;

(4) instruct the Funds custodian to deliver for cash received, securities or other cash and/or securities instruments sold, exchanged, redeemed or otherwise disposed of from the Funds, and to pay cash for securities or other cash and/or securities instruments delivered to the custodian and/or credited to the Funds upon acquisition of the same for the Funds;

(5) maintain all or part of the Funds’ uninvested assets in short-term income producing instruments for such periods of time as shall be deemed reasonable and prudent by the Sub-Subadviser, including any other internal money market or short-term bond funds available for use only by clients of the Sub- adviser and certain of its affiliates; and

(6) generally, perform any other act necessary to enable the Sub-Subadviser to carry out its obligations under this Agreement or as agreed upon with the Sub-adviser.

B. Personnel, Office Space, and Facilities of Sub-Subadviser. The Sub-Subadviser at its own expense shall furnish or provide and pay the cost of such office space, office equipment, office personnel, and office services as the Sub-Subadviser requires in the performance of its investment advisory and other obligations under this Agreement.

C. Further Duties of Sub-Subadviser. In all matters relating to the performance of this Agreement, the Sub-Subadviser shall act in conformity with the Trust’s Declaration of Trust and By-Laws, and the Funds’ currently effective Registration Statement (as defined below) and with the written instructions and directions of the Board and the Sub-adviser, and shall comply with the applicable requirements of the 1940 Act and Advisers Act and the rules thereunder, the SEC, the FCA, and all other applicable United States, state, United Kingdom, and other laws and regulations.

3. Compensation. For the services provided and the expenses assumed by the Sub-Subadviser pursuant to this Agreement, the Sub-adviser may pay the Sub-Subadviser an investment management fee, if any, up to, but not more than 60% of the management fee paid to the Sub-adviser under its Sub-Advisory Agreement with the Funds.

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4. Duties of the Sub-adviser.

A. The Sub-adviser shall continue to have responsibility for all services to be provided to the Funds pursuant to the Sub-Advisory Agreement other than those assumed by the Sub-Subadviser, and shall oversee and review the Sub-Subadviser’s performance of its duties under this Agreement.

B. Upon request from the Sub-Subadviser, the Sub-adviser will furnish the Sub- Subadviser with copies of each of the following documents and any future amendments and supplements to such documents, if any, as soon as practicable after such request and such documents become available:

(1) The Declaration of Trust of the Trust, as amended from time to time and as filed with the Secretary of the Commonwealth of Massachusetts, as in effect on the date hereof and as amended from time to time (“Articles”);

(2) The By-Laws of the Trust as in effect on the date hereof and as amended from time to time (“By-Laws”);

(3) Certified resolutions of the Trust’s Board authorizing the appointment of the Sub-adviser and the Sub-Subadviser and approving the form of the Sub-Advisory Agreement and this Agreement;

(4) The Funds’ Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A, as filed with the SEC relating to the Funds and its shares and all amendments thereto (“Registration Statement”);

(5) The Notification of Registration of the Funds under the 1940 Act on Form N- 8A as filed with the SEC and any amendments thereto;

(6) The Funds’ Prospectus (as defined above); and

(7) A certified copy of any financial statement or report prepared for the Funds by certified or independent public accountants, and copies of any financial statements or reports made by the Funds to its shareholders or to any governmental body or securities exchange.

The Sub-adviser shall furnish the Sub-Subadviser with any further documents, materials or information that the Sub-Subadviser may reasonably request to enable it to perform its duties pursuant to this Agreement.

5. Brokerage.

A. The Sub-Subadviser agrees that, in placing orders with broker-dealers for the purchase or sale of portfolio securities, it shall attempt to obtain quality execution at favorable security prices; provided that, on behalf of the Funds, the Sub-Subadviser may, in its discretion, agree to pay a broker-dealer that furnishes brokerage or research services as such services are defined under Section 28(e) of the Securities Exchange Act of 1934, as amended (“1934 Act”), a higher commission than that which might have been charged by another broker-dealer for effecting the same transactions, if the Sub-Subadviser determines in good faith that such commission is reasonable in relation to the brokerage and research services provided by the broker-dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Sub-Subadviser with respect to the accounts as to which it exercises investment discretion (as such term is defined under Section 3(a)(35) of the 1934 Act). In no instance will portfolio securities be purchased from or sold to the Sub-Subadviser, or any affiliated person thereof, except in accordance with the federal securities laws and the rules and regulations thereunder.

B. On occasions when the Sub-Subadviser deems the purchase or sale of a security to be in the best interest of the Funds as well as other clients of the Sub-Subadviser, the Sub-Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient

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execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Subadviser in the manner the Sub-Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Funds and to its other clients.

6. Ownership of Records. The Sub-Subadviser shall maintain all books and records required to be maintained by the Sub-Subadviser pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to transactions on behalf of the Funds. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Subadviser hereby agrees (i) that all records that it maintains for the Funds are the property of the Funds, (ii) to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records that it maintains for the Funds and that are required to be maintained by Rule 31a-1 under the 1940 Act, and (iii) agrees to surrender promptly to the Funds any records that it maintains for the Funds upon request by the Funds; provided, however, the Sub-Subadviser may retain copies of such records.

7. Reports. The Sub-Subadviser shall furnish to the Board or the Sub-adviser, or both, as appropriate, such information, reports, evaluations, analyses and opinions as the Sub-Subadviser and the Board or the Sub-adviser, as appropriate, may mutually agree upon from time to time.

8. Services to Others Clients. Nothing contained in this Agreement shall limit or restrict (i) the freedom of the Sub-Subadviser, or any affiliated person thereof, to render investment management and corporate administrative services to other investment companies, to act as investment manager or investment counselor to other persons, firms, or corporations, or to engage in any other business activities, or (ii) the right of any director, officer, or employee of the Sub-Subadviser, who may also be a director, officer, or employee of the Funds, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

9. Sub-Subadviser’s Use of the Services of Others. The Sub-Subadviser may (at its cost except as contemplated by Paragraph 5 of this Agreement) employ, retain, or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing the Sub-Subadviser or Funds, as appropriate, with such statistical and other factual information, such advice regarding economic factors and trends, such advice as to occasional transactions in specific securities, or such other information, advice, or assistance as the Sub-Subadviser may deem necessary, appropriate, or convenient for the discharge of its obligations hereunder or otherwise helpful to the Funds, as appropriate, or in the discharge of Sub-Subadviser’s overall responsibilities with respect to the other accounts that it serves as investment manager or counselor.

10. Limitation of Liability of the Sub-Subadviser. Neither the Sub-Subadviser nor any of its officers, directors, or employees, nor any person performing executive, administrative, trading, or other functions for the Funds (at the direction or request of the Sub-Subadviser) or the Sub-Subadviser in connection with the Sub- Subadviser’s discharge of its obligations undertaken or reasonably assumed with respect to this Agreement, shall be liable for (i) any error of judgment or mistake of law or for any loss suffered by the Funds or (ii) any error of fact or mistake of law contained in any report or data provided by the Sub-Subadviser, except for any error, mistake or loss resulting from willful misfeasance, bad faith, or gross negligence in the performance of its or his duties on behalf of the Funds or from reckless disregard by the Sub-Subadviser or any such person of the duties of the Sub- Subadviser pursuant to this Agreement.

11. Representations of Sub-Subadviser. The Sub-Subadviser represents, warrants, and agrees as follows:

A. The Sub-Subadviser: (i) is registered with the SEC as an investment adviser under the Advisers Act, and is registered or licensed with the FCA and various other non-U.S. regulatory agencies, and will continue to be so registered or licensed for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act, the SEC, the FCA or applicable law from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable United States, state or United Kingdom requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify the Sub-adviser of the occurrence of any event that would disqualify the Sub-Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

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B. The Sub-Subadviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, if it has not already done so, will provide the Sub-adviser and the Funds with a copy of such code of ethics, together with evidence of its adoption.

C. Upon request, the Sub-Subadviser will provide the Sub-adviser and the Funds with a copy of its Form ADV as most recently filed with the SEC and any amendments thereto.

12. Term of Agreement. This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved (i) by a vote of a majority of those directors of the Funds who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the Funds’ outstanding voting securities. Unless sooner terminated as provided herein, this Agreement shall continue in effect through March 7, 2024. Thereafter, this Agreement shall continue in effect from year to year, with respect to the Funds, subject to the termination provisions and all other terms and conditions hereof, so long as such continuation shall be specifically approved at least annually (a) by either the Board, or by vote of a majority of the outstanding voting securities of the Funds; (b) in either event, by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the directors of the Funds who are not parties to this Agreement or interested persons of any such party; and (c) the Sub-Subadviser shall not have notified the Sub-adviser and the Funds, in writing, at least 60 days prior to such approval that it does not desire such continuation. The Sub- Subadviser shall furnish to the Funds, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal, or amendment hereof.

13. Termination of Agreement. Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of the Funds on at least 60 days’ prior written notice to the Sub-Subadviser. This Agreement may also be terminated by the Sub-adviser: (i) on at least 120 days’ prior written notice to the Sub-Subadviser, without the payment of any penalty; (ii) upon material breach by the Sub-Subadviser of any of the representations and warranties set forth in Paragraph 11 of this Agreement, if such breach shall not have been cured within a 20-day period after notice of such breach; or (iii) if the Sub-Subadviser becomes unable to discharge its duties and obligations under this Agreement. The Sub-Subadviser may terminate this Agreement at any time, without the payment of any penalty, on at least 60 days’ prior notice to the Sub-adviser and the Funds. This Agreement shall terminate automatically in the event of its assignment or upon termination of the Sub-Advisory Agreement.

14. Amendment and Assignment of Agreement. This Agreement shall automatically and immediately terminate in the event of its assignment. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought, and no material amendment of this Agreement shall be effective except as permitted by law including, if required by the 1940 Act, being approved by vote of a majority of the Funds’ outstanding voting securities.

15. Miscellaneous.

A. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Maryland without giving effect to the conflicts of laws principles thereof and the 1940 Act. To the extent that the applicable laws of the State of Maryland conflict with the applicable provisions of the 1940 Act, the latter shall control.

B. Captions. The captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

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C. Entire Agreement. This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties relating to the subject matter hereof, and all such prior agreements shall be deemed terminated upon the effectiveness of this Agreement.

D. Interpretation. Nothing herein contained shall be deemed to require the Funds to take any action contrary to its Articles or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Funds.

E. Counterparts; Electronically Transmitted Documents and Signatures. The parties may execute this Agreement in one or more counterparts, each of which are deemed an original and all of which together constitute one and the same instrument. The parties may deliver this Agreement, including signature pages, by original or digital signatures, or facsimile or emailed PDF transmissions, and the parties hereby adopt any documents so received as original and having the same effect as physical delivery of paper documents bearing the original signature.

F. Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the Act. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” broker,” “investment adviser,” “net assets,” “sale,” “sell,” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation, or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

WITNESS:	T. ROWE PRICE ASSOCIATES, INC.
/s/ Kathryn Spencer	By:	/s/ Terence Baptiste
TRPA		Terence Baptiste, Vice President

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WITNESS:	T. ROWE PRICE INVESTMENT MANAGEMENT, INC.
/s/ Kathryn Spencer	By:	/s/ Terence Baptiste
TRPIM		Terence Baptiste, Vice President

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